CONSULTING AGREEMENT

This Agreement dated for reference the 19th day of October 2006

BETWEEN:
Essentially Yours Industries, Inc.
7865 Edmonds Street
Burnaby, BC
Ph: (604) 759-5036 Fax: 604-759-5044

(“EYI”)
AND:
Creative Life Enterprises Inc.
2550 Boerne Stage Road, #59
San Antonio, Texas 78255
Ph: (210) 698-3713

(the “Consultant”)

WHEREAS:

A.	EYI is in the business of marketing and distributing health products including EYI branded products;

B.
EYI desires to secure the services of the Consultant to provide assistance to the Senior Management team in terms of network growth, field leadership development and such other services and duties as determined from time to time by EYI;

C.	Consultant founded the Executive Counsel and has managed the Executive Counsel for the past 10 years; and

D.	The parties intend this Agreement to set forth their respective rights and obligations with respect to the engagement of the Consultant by EYI.

NOW THEREFORE in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	APPOINTMENT

1.1 Appointment of the Consultant. Subject to the following terms and conditions, the Consultant agrees to provide the Services (defined herein) to EYI and EYI hereby retains the Consultant to provide the Services. The Consultant covenants and agrees with EYI to discharge the performance of its obligations under this Agreement honestly, in good faith and in the best interests of EYI, and in connection therewith shall exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in similar circumstances.

1.2 Services. The services to be provided by the Consultant to EYI shall include:

(a)	providing assistance to the Senior Management team in terms of network growth and field leadership development; and

(b)	such other services as may be required by EYI from time to time relating to the foregoing,

(the "Services").

1.3 Covenants Regarding Performance of Services. The Consultant covenants to EYI as follows:

(a)	to carry out the Services with due diligence and in the best interests of EYI;

(b)	to exercise all reasonable effort to provide the services to EYI on a timely basis and to perform the services in accordance with good business practice;

(c)	to comply with all lawful and reasonable directions and instructions of EYI; and

(d)
to comply with all laws, ordinances, rules and regulations, which are applicable to the performance of his or her services hereunder and to indemnify and hold EYI harmless from all claims, damages, and expenses resulting from any failure.

Under no circumstances are the services to be provided by the Consultant under this Agreement to include services in connection with the offer or sale of securities in a capital-raising transaction or services that directly or indirectly promote or maintain a market for EYI Industries Inc.’s securities.

2.	TERM

2.1. Term. This Agreement shall commence from the date first written above and shall continue on a month to month basis thereafter, unless terminated in accordance with the terms set out herein.

2.2. Automatic Termination. This Agreement shall terminate, without further notice upon:

(a)	the death of the Consultant;

(b)	the winding up or bankruptcy of the Consultant;

(c)	the Consultant being found guilty of fraud or other serious criminal offense or being declared mentally incompetent; or

(d)	the agreement of the parties to so do.

2.3. Termination by EYI Without Notice. EYI may terminate the engagement of the Consultant without notice if the Consultant:

(a)	is dishonest in dealing with EYI;

(b)	conducts himself or herself in a manner which is materially detrimental to the business of EYI;

(c)	fails to carry out the services and duties to be performed by it pursuant to the provisions of this Agreement;

(d)	is in breach of Section 4 of this Agreement;

(e)	fails to act in the best interests of EYI and its shareholders at all material times during the term of this Agreement.

2.4. Termination with Notice. Notwithstanding the foregoing either party may terminate this Agreement without reason, upon thirty (30) days prior written notice.

3.	REMUNERATION

3.1.
Remuneration. In consideration for providing the Services contained in this Agreement, EYI shall issue the Consultant 500,000 shares of restricted common stock. The shares are not issued for a consideration per share less than the bid price of the common stock determined immediately prior to its issuance.

4.	CONFIDENTIALITY

4.1 Non-disclosure: The Consultant will not, either during the term of this Agreement or at any time thereafter, disclose the terms of this Agreement to any person, other than their respective professional advisors.

4.2 Fiduciary Duties: The Consultant hereby acknowledges and agrees that as a result of the sensitive nature of the information to be learned by or disclosed to the Consultant, it stands in a fiduciary relationship with EYI and the Consultant agrees to act accordingly.

4.3 Confidential Information. In this Agreement, "Confidential Information" means all confidential or proprietary information, intellectual property (including trade secrets and technology), customer or client lists, which in any way and at any time have been communicated to, acquired by, or learned by the Consultant in the course of or as a direct or indirect result of the Consultant’s contract with EYI, including:

(a)
computer software, including, but not limited to, source and abject codes, flowcharts, algorithms, record layouts, routines, report formats, data, compilers, assemblers, design concepts and related documentation, manuals, and other materials whether in human or machine readable form;

(b)
Discoveries, inventions, copyrights, concepts and ideas, whether patentable or not, and including, without limitation, the nature and result of research, development, manufacturing, marketing, planning and any other business activities;

(c)
Product specifications, designs, manufacturing processes and methods, production machinery, quality assurance methods, accounting systems, know-how and any other proprietary information of any kind whatsoever;

(d)	EYI’s list of customers, vendors and business associates together with details of EYI’s methods of carrying out business; and

(e)
all data and information acquired or developed by the Consultant during the course of work for EYI, including systems and programs proposed for development, reports or tests and consultations, EYI’s pricing policies, strategies, forecasts and the terms of any customer or business contract.

4.4 Confidentiality Maintained. The Consultant covenants and agrees with EYI during the term of this Agreement and at all times after the termination of this Agreement to:

(a)	keep all Confidential Information in the strictest confidence;

(b)
treated all Confidential Information with at least the same level of protection as consultant gives its own confidential information of similar nature, but no less than a reasonable level of protection.

(c)	promptly notify EYI if the Consultant becomes aware of any unauthorized disclosure or use of the Confidential Information

(d)	hold all Confidential Information in trust for EYI; and

(e)	not to directly, indirectly or in any other manner:

(i)	publish or in any way participate or assist in the publishing of any Confidential Information;

(ii)	utilize any Confidential Information, except as may be required for and in the course of the business of EYI; and

(iii)	disclose or assist in the disclosure of any Confidential Information to any person, firm or corporation.

4.5 Exemptions from Confidentiality. The provisions of Section 4.4 shall not apply to any Confidential Information which:

(a)	EYI expressly permits the disclosure of, provided that the disclosure is made in compliance with any conditions imposed in connection with the permission of such disclosure;

(b)	is available to the public or is in the public domain;

(c)	subsequently becomes part of the public domain through no fault of the Consultant; or

(d)	the Consultant had knowledge of on the date of this Agreement and which was not previously acquired from EYI or from any party having an obligation of confidence with EYI.

4.6 Indemnification. The Consultant acknowledges that the Confidential Information is the property of and is of economic value to EYI and that disclosure of Confidential Information to competitors of EYI or to the general public would be detrimental to EYI and its shareholders (whether directly or indirectly as a result of detriment to the clients or customers of EYI). Accordingly, the Consultant agrees to indemnify and hold EYI harmless from any loss or damage occasioned by the disclosure or use of the Confidential Information by the Consultant contrary to the terms hereof.

4.7 Return of the Confidential Information. All Confidential Information and all memoranda, notes, lists, records and other documents (and all copies thereof), including, without limitation, all such items stored in computer memories, microfiche, on discs or on tapes or by any other means, made or compiled by or on behalf of the Consultant or made available to the Consultant concerning the business or affairs of EYI are and shall be the property of EYI and shall be delivered to EYI by the Consultant promptly upon the termination of this Agreement or at any other time on the request of EYI.

4.8 Remedies. The Consultant acknowledges that any breach of Section 4 of this Agreement will cause irreparable harm to EYI and its shareholders, which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, the Consultant agrees that EYI shall be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which EYI may become entitled. Furthermore, the Consultant shall be liable for liquidated damages for any breach of Article 4 of this Agreement, without restricting any other claims or remedies that may be available at law or equity against the Consultant.

5.	GENERAL PROVISIONS

5.1 Relationship of Parties: The relationship between the Consultant and EYI shall be that of independent contractor.

5.2 Governing Law: This Agreement will be governed by and construed in accordance with the laws of the State of Nevada, and the parties agree that all disputes arising hereunder will be referred to and settled by the courts of the State of Nevada.

5.3 Notice: Any notice required to be given under this Agreement will be in writing and may be delivered personally or sent by prepaid registered post addressed to the parties at the above mentioned addresses or at such other address of which notice may be given by such party. Any notice will be deemed to have been received on the date of delivery, if personally delivered, and if mailed as aforesaid then on the third business day following the day of mailing.

5.4 Entire Agreement: This Agreement contains the entire agreement among the parties pertaining to the subject matter hereof, and supersedes and replaces all previous written and oral agreements among the parties with respect to the subject matter hereof.

5.5 Severability: If any provision of this Agreement is held to be unenforceable, the remaining provisions of this Agreement will be deemed to be valid and enforceable.

5.6 Enurement: This Agreement will enure to the benefit of and be binding upon the parties and their respective personal representatives, successors and assigns.

5.7 Assignment: The Consultant shall not assign the benefits or obligations arising from the Agreement without the written consent of EYI.

5.8 Survival of Obligations: The provisions of Section 4 herein will survive the termination of this Agreement, for any reason.

5.9 Waiver and Consent: No consent or waiver, express or implied, by any party of any breach or default by any other party of any or all of its obligations under this Agreement will:

(i) be valid unless it is in writing and stated to be a consent or waiver pursuant to this  section;

(ii) be relied upon as a consent or waiver to or of any other breach or default of the  same or any other obligation;

(iii) constitute a general waiver under this Agreement; or

(iv) eliminate or modify the need for a specific consent or waiver pursuant to this  section in any other subsequent instance.

6.1 Amendment: No amendment of the Agreement nor waiver of any of the terms and provisions hereof will be valid unless effected by a written amendment signed by both parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as to the date first above written.

ESSENTIALLY YOURS INDUSTRIES, INC.	CREATIVE LIFE ENTERPRISES INC.

/s/ Jay Sargeant	/s/ Donna Green
Jay Sargeant	Donna Green
President	President